Exhibit 99.1

Media Contact: Pat Wilkison Vice President, Marketing and Business Development (949) 260-8364 pwilkison@stec-inc.com	Investors and Financial Media Contact: Mitch Gellman Director of Investor Relations (949) 260-8328 ir@stec-inc.com

STEC Names Long-Time Chief Technical Officer and Chief Operating Officer Mark Moshayedi as President

Santa Ana, CA – March 20, 2007 – STEC, Inc. (Nasdaq:STEC) announced today that the company’s long-time Chief Technical Officer and Chief Operating Officer Mark Moshayedi has been named its President. Mark Moshayedi will continue to hold all his previous offices and report to the company’s Chief Executive Officer. This appointment fills the office left vacant following the departure of Mike Moshayedi after the company’s divestiture of its Consumer Division in February 2007.

Mark Moshayedi joined STEC in 1992. Since that time, he also served as secretary and as a director, while leading the company’s technology development and implementation initiatives. He was instrumental in helping to lead the company’s commitment to and the development of its engineering capabilities for customizing DRAM and Flash-based memory solutions, and has made significant contributions toward the company’s record operating performance in 2006.

As a result of the recent divestiture of its Consumer Division, the company, its management and its technical and financial resources are now focused on providing OEMs with customized – DRAM and Flash memory – solutions.

About STEC, Inc. (Nasdaq:STEC)

STEC, Inc., designs, develops, manufactures and markets custom memory solutions based on Flash memory and DRAM technologies. For information about STEC and to subscribe to the company’s “Email Alert” service, please visit our web site at www.stec-inc.com, click “Investors” and then “Email Alert.”